UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2006

HAYNES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-124977 (Commission File Number)	06-1185400 (I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana (Address of principal executive offices)	46904-9013 (Zip Code)

Registrant's telephone number, including area code:  (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:    Entry into Material Definitive Agreements.

        On November 17, 2006, Haynes International, Inc. (the "Company") entered into agreements with Titanium Metals Corporation ("TIMET") pursuant to which the Company will provide hot rolling and related processing services to TIMET for a period of 20 years. As announced in the news release attached hereto as Exhibit 99.1 and incorporated herein by reference, the Company has agreed to process on its 4-High Steckel rolling mill ("4-High") a maximum of 10 million pounds of titanium alloy annually for TIMET, and has granted TIMET the option to increase the maximum annual amount to 20 million pounds at any time during the 20-year term. TIMET paid the Company a $50 million up-front fee (the "Fee") and will also pay the Company for its processing services during the term of the agreements at agreed-upon prices.

        The Company also entered into Amendment No. 6 to Amended and Restated Loan and Security Agreement (the "Loan Agreement") to facilitate the transaction with TIMET.

        The following is a general description of the material terms of the agreements with TIMET and Amendment No. 6 to the Loan Agreement. Each of these descriptions is qualified in its entirety by the full text of the relevant agreement.

Conversion Services Agreement with TIMET (the "Conversion Agreement")

General.    The Company agreed to process on its 4-High a maximum of 10 million pounds of titanium alloy annually for TIMET for 20 years. The Company will be paid for its processing services at agreed-upon prices (subject to annual adjustments) during the term of the Conversion Agreement.

Option for Additional Conversion.    TIMET has the option to have an additional 10 million pounds converted annually (for a total annual maximum of 20 million pounds), provided TIMET is willing to fund $12.0 million in capital expenditures for the Company. The Company must either borrow money from TIMET or find an alternate lending source within two months of TIMET's exercise of the option. Such a capital expenditure loan from TIMET would be secured by a security interest in the 4-High and cross-defaulted with defaults under the Access Agreement.

Non-Compete Obligations.    The Company agreed not to convert titanium for any third party, nor engage in the manufacturing of titanium, except for cold reduced seamless tubing. A successor, however, has an option to pay TIMET a $15.0 million fee to permit such successor to process up to 10 million pounds of titanium annually for itself, its affiliates or any third party.

Titanium Supply.    TIMET agreed to supply titanium sheet and plate to the Company during the term of the Conversion Agreement.

Force Majeure.    In the event of a force majeure that prevents the Company from performing, TIMET's sole remedy will be to terminate the Conversion Agreement and be repaid 50% of the unearned Fee.

Change in Control Implications.    Any successor to the Company in a change in control situation could terminate the Conversion Agreement by written notice to TIMET within 12 months following the change in control. Notwithstanding the termination, the successor would be required to continue to perform the Conversion Agreement for a period of ten years and would be required to pay a $25.0 million termination fee, plus the unearned portion of the Fee (with credit given for the ten years of required performance). These two amounts would be added together and the successor would repay the total amount in equal annual installments over the ten year performance period. The amount would be represented by a note, which is required to be secured by a security interest in the 4-High.

Events of Default and Remedies.    The following matters trigger an event of default under the Conversion Agreement: (a) a change in control of the Company in which the successor does not assume the transaction documents; (b) a violation by the Company of the non-compete agreement; (c) the on-time delivery rate or the quality rate for processed product is less than 95% for two consecutive months or less than 85% for any one month. TIMET's remedy for a default is to terminate the Conversion Agreement resulting in acceleration of the capital expenditure loan (if made), repayment of the unearned portion of the Fee, collection of $25.0 million in liquidated damages, and/or seeking specific performance in a court of law. If TIMET chooses not to terminate the Conversion Agreement due to a default under the delivery or quality rates, the then-current conversion prices will be reduced by 25% until the event of default is cured or TIMET elects to terminate the Conversion Agreement.

Termination.    TIMET may terminate the Conversion Agreement upon written notice to the Company of an occurrence of an Event of Default that has not been remedied within the 30-day cure period or upon an Event of Default or Acceleration under the Access Agreement (described below). The Company may terminate the Conversion Agreement, upon written notice to TIMET, if at any time more than 50% of all undisputed outstanding invoices issued to TIMET have been unpaid for a period of 30 days or upon a change in control (described above).

Access and Security Agreement with TIMET (the "Access Agreement")

Capacity Reservation.    The Company agreed to reserve sufficient capacity on its 4-High to fulfill its obligations under the Conversion Agreement.

Up-front Fee.    TIMET agreed to pay the Company an advance fee of $50.0 million. The Fee will become non-refundable ratably over the 20-year term of the Conversion Agreement, with one-twentieth becoming non-refundable at the end of each year of the term. The entire unearned portion of the Fee becomes non-refundable upon (a) TIMET's bankruptcy, (b) the rejection of the Conversion Agreement by a bankruptcy court in a TIMET bankruptcy, or (c) the termination of the Conversion Agreement by TIMET for any reason other than an event of default.

Grant of Security Interest.    The Company granted TIMET a security interest in the Operating Assets to secure TIMET's right of access and the Company's obligations to pay the amounts that may become due to TIMET under the Conversion Agreement, including the capital expenditure loan (if made), the unearned portion of the Fee and the liquidated damages.

Access.    In the event of a Company bankruptcy, or if the Company's obligations under its Loan Agreement are accelerated as a result of a default thereunder and the Company fails to cure such default and cause its obligations to no longer be accelerated, TIMET is entitled to use and operate the assets used to perform the conversion services, including but not limited to the 4-High (the "Operating Assets"). The Company can cure the event triggering the access right, but the event must be cured to TIMET's reasonable satisfaction. TIMET is not be entitled to exercise its right of access if it elects to foreclose on its lien on the Operating Assets. TIMET is entitled to specific enforcement of its access right.

Defaults and Acceleration Events.    The following events trigger default and acceleration provisions under the Access Agreement: (i) TIMET fails to have a valid, first-priority lien on the Operating Assets, (ii) the Company sells, disposes of or encumbers or grants a lien (other than Permitted Encumbrances as defined) in any of the Operating Assets, or (iii) the Company fails to pay amounts due under the agreements, including but not limited to the capital expenditure loan, the unearned portion of the Fee and the liquidated damages. TIMET's remedies for such events include the acceleration of the maturity of all principal and unpaid interest on the capital expenditure loan (if made), the requirement of payment on the unearned portion of the Fee, the collection of liquidated damages, and the other amounts due from the Company or its successor.

Limits on Foreclosure of Security Interest.    Upon the occurrence of a default or acceleration event, TIMET will be entitled to foreclose its lien, but only if it is not exercising its right of access.

Indemnification.    The Company agreed to indemnify TIMET against claims made against it that arise from TIMET's exercise of remedies under the Conversion Agreement or Access Agreement, breaches of representations, warranties or covenants of the Company in the agreements and environmental liabilities.

Amendment No. 6 to the Loan Agreement

        On November 17, 2006, the Company entered into Amendment No. 6 of Loan Agreement, by and among the Company and its subsidiary Haynes Wire Company, as borrowers, the parties from time to time to the Loan Agreement (the "Lenders") and Wachovia Capital Finance Corporation (Central), in its capacity as agent for the Lenders (the "Agent"). Amendment No. 6 amended the terms of the Loan Agreement: (a) to provide for the Agent's release of its security interests in and liens upon certain specified assets, including the 4-High, certain equipment, and certain contract rights derived from the Conversion Agreement (collectively, the "Timet Collateral"); (b) to permit the grant of a security interest in and lien upon the Timet Collateral to TIMET; (c) to grant a non-exclusive license of the 4-High to TIMET in accordance with the Access Agreement; and (d) to amend the default provisions in the Loan Agreement to integrate the TIMET agreements as default triggers.

Item 9.01.    Financial Statements and Exhibits.

(a)        Financial statements of businesses acquired

                 Not applicable

(b)        Pro forma financial information

                 Not applicable

(c)        Shell company transaction

                 Not applicable

(d)        Exhibits.

                  99.1    Haynes International, Inc. press release, issued November 20, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2006	Haynes International, Inc. By: /s/ Marcel Martin Marcel Martin Vice President, Finance and Chief Financial Officer

Index to Exhibits

Exhibit No. 99.1	Description Haynes International, Inc. press release, issued November 20, 2006.